Exhibit 99.1

Consent of Michael D. Weiner

I hereby consent to the use of my name in the Registration Statement on Form S-1 (No. 333-131597) of Goodman Global, Inc. and any amendment thereto (including any Registration Statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933), as the same appears therein under the caption “Management” with respect to my becoming a director of Goodman Global, Inc.

/s/ Michael D. Weiner
Michael D. Weiner

March 3, 2006